Exhibit 7

REPUBLIC OF TURKEY
PRIME MINISTRY
THE UNDERSECRETARIAT OF TREASURY

CONSENT

I, Evren DILEKLI, Acting Director General of Foreign Economic Relations, Undersecretariat of Treasury, Prime Ministry, the Republic of Turkey, hereby consent to the reference to my name, in my official capacity as Acting Director General of Foreign Economic Relations under the caption “Official Statements” in the Prospectus of the Republic of Turkey included in the Registration Statement filed by the Republic of Turkey with the United States Securities and Exchange Commission.

THE REPUBLIC OF TURKEY

By:	/s/ Evren DILEKLI
Evren DILEKLI
Acting Director General
Foreign Economic Relations,
Undersecretariat of Treasury,
Prime Ministry of the Republic of Turkey

Date: December 2, 2010